LEAD MANAGERS: JPMORGAN(STR), Barclays
CO-MANAGERS: BAML, CA, RBC, SG

Cl	$AMT(MM)	M/F	WAL	E.FIN	Pricing	%	COUPON	$
A1	220.000	P-1/F1+	0.30	12/12	IL-20	0.32532	0.32532	100.00000
A2	353.000	Aaa/AAA	1.12	10/13	EDSF+10	0.597	0.59000	99.993040
A3	340.000	Aaa/AAA	1.80	06/14	EDSF+22	0.760	0.75000	99.984300
A4	87.000	Aaa/AAA	2.23	08/14	IS+ 35	0.940	0.93000	99.981980

EXPECTED PRICING:   Pxd
EXPECTED SETTLE:    04/26/12
PRICING SPEED:          100% Prepay
ERISA ELIGIBLE:     YES
OFFERING TYPE:    SEC Registered
BBG TICKER:         BMWLT 12-1
BILL & DELIVER:     J.P.MORGAN
CUSIPS:	A1 05575B AA7 A2 05575B AB5 A3 05575B AC3 A4 05575B AD1

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.  Any disclaimer below is not applicable and should be disregarded.